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                                                                    EXHIBIT 3(e)

                            ARTICLES OF AMENDMENT
                                   TO THE
                          ARTICLES OF INCORPORATION
                                     OF
                        FIDELITY NATIONAL CORPORATION

                                     I.

         The name of the corporation is FIDELITY NATIONAL CORPORATION.

                                     II.

         Article IV of the Articles of Incorporation of Fidelity National Corporation is deleted and the following is substituted in lieu thereof:

                          "The Corporation shall have authority to issue not
                 more than Fifty Million (50,000,000) shares of Common Stock having no par value per share and Ten Million (10,000,000) shares of Preferred Stock having no par value per share.

                          The Board of Directors of the Corporation is
                 authorized, pursuant to Section 14-2-602 of the Georgia Business Corporation Code (and any successor provision thereof), to determine, in whole or in part, without shareholder action, the preferences, limitations and relative rights of (i) any class of shares of Preferred Stock before the issuance of any shares of that class or (ii) one or more series within a class, and designate the number of shares within that series before the issuance of any shares of that series, including, without limitation, the determination of dividend rights, conversion rights, voting powers, designations, qualifications, restrictions, rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the Georgia Business Corporation Code.

                          Each holder of shares of Common Stock shall be
                 entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote."

         All other provisions of the Articles of Incorporation shall remain in full force and effect.
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                                    III.

         This amendment was duly approved by the directors in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code ("Code") at a meeting of the Board of Directors held the 25th day of September 1996. This amendment was duly approved by the shareholders at a special meeting of shareholders held on October 7, 1996, in accordance with the provisions of Code Section 14-2-1003.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed and attested by its duly authorized officers as of the 5th day of December, 1996.

                                        FIDELITY NATIONAL CORPORATION


                                        By: /s/ James B. Miller, Jr.
                                           -------------------------------------
                                            James B. Miller, Jr. President

[CORPORATE SEAL]


ATTEST: /s/ Martha C. Fleming
       -------------------------------
        Secretary